OMB APPROVAL
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                         UNITED STATES
                                                     OMB Number: 3235-0058
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              SECURITIES AND EXCHANGE COMMISSION
                                                     Expires: March 31, 2006
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                    WASHINGTON, D.C. 20549
                                                     Estimated average burden
                                                     hours per response  2.50
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                                                     SEC FILE NUMBER

                                                       000-15654
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                          FORM 12B-25
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                                                       CUSIP NUMBER

                                                         232985101
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                           NOTIFICATION OF LATE FILING

(Check One): |X|Form 10-K Form 20-F Form 11-K Form 10-Q Form N-SAR Form N-CSR

                 For Period Ended: March 31, 2004
                                  -------------------
                      [ ] Transition Report on Form 10-K
                      [ ] Transition Report on Form 20-F
                      [ ] Transition Report on Form 11-K
                      [ ] Transition Report on Form 10-Q
                      [ ] Transition Report on Form N-SAR

                 For the Transition Period Ended: ___________________


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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Cygene Laboratories, Inc.
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Full Name of Registrant

Transpirator Technologies, Inc.
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Former Name if Applicable

7786 Wiles Road
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Address of Principal Executive Office
 (Street and Number)

Coral Springs, Florida  33067
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be
[x] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

         Senior management of CyGene Laboratories, Inc. (the "Company") is in the process of completing the items required by the Company's auditors in order for them to complete their audit of the Company's financial statements, and as a result, the Company was unable to file.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Martin Munzer                          (954) 741-7077
                 -------------                          --------------
                    (Name)                       (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s). [X] Yes    [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes   |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            CyGene Laboratories, Inc.
                            -------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     June 29, 2004                  By  /s/ Martin Munzer
    -------------------------               ---------------------------------
                                        Martin Munzer, Chief Financial Officer


                                    ATTENTION
INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).